EXHIBIT 4.29
“BARECON 2001” STANDARD BAREBOAT CHARTER    PART1

1. Shipbroker	BIMCO STANDARD BAREBOAT CHARTER CODE NAME: “BARECON 2001”
ITOCHU CORPORATION TOKBM Section, 5-1, Kita-Aoyama 2-chome, Minato-ku, Tokyo, 107-8077, Japan	PART I
2. Place and date
In Monaco
July ___, 2018
3. Owners / Place of business (Cl. 1)	4. Bareboat Charterers / Place of business (Cl. 1)
MAC LIR CORPORATION guaranteed by Yanagida Industries Corp. in a separate letter of guarantee in a form acceptable to the Charterers.	SBI Echo Shipping Company Limited, a Marshall Islands corporation guaranteed by Scorpio Bulkers Inc.

5. Vessel's name, call sign and flag (Cl. 1 and 3)
M/V SBI Echo, V7KD7, Marshall Islands

6. Type of Vessel	7. GT / NT
Bulk Carrier	34835 / 20238

8. When / Where built	9. Total DWT (abt.) in metric tons on summer freeboard
2015 / Imabari Shipbuilding Co., Ltd	61 000 MT

10. Classification Society (Cl. 3)	11. Date of last special survey by the Vessel's classification society
American Bureau of Shipping	N/A

12. Further particulars of Vessel (also indicate minimum number of months' validity of class certificates agreed acc. to Cl. 3)
IMO No. 9714692

13. Port or Place of delivery (Cl.3) World Wide in Charterers’ option	14. Time for delivery (Cl.4) See Clause 32	15. Cancelling date (Cl.5) N/A
16. Port or Place of redelivery (Cl. 15)
Safety afloat at an accessible safe berth or anchorage at a safe port or place within Singapore / Japan Range, port in Charterers’ option (however not applicable in case the Charterers exercise the Purchase Option as per clause 35)
17. No. of months' validity of trading and class certificates upon redelivery (Cl. 15) Minimum 3 months (however not applicable in case the Charterers exercise the Purchase Option as per clause 35)

18. Running days' notice if other than stated in Cl.4	19. Frequency of dry-docking Cl. 10(g)
N/A	As required by Classification Society

20. Trading Limits (Cl.6)

worldwide trading within current IWL excluding any country boycotted by the UN.
The Charterers shall be allowed to breach the IWL subject to payment by the Charterers of any and all premiums, expenses, costs and risks of the Charterers and, where required by the relevant insurance terms, the underwriters’ approval.

21. Charter Period (Cl. 2)	22. Charter hire (Cl. 11)
5 years from delivery (See also Clause 33)	USD 5,400/Day (See also Clause 11).
23. New class and other safety requirements (state percentage of Vessel's insurance value acc. to Box 29 (Cl. 10(a)(ii))
N/A
24. Rate of interest payable acc. to Cl.11(f) and, if applicable, acc. to PART IV	25. Currency and method of payment (Cl.11)
4%	USD, payable monthly in advance by bank transfer

26. Place of payment; also state beneficiary and bank account (Cl. 11)	27. Bank guarantee / bond (sum and place) (Cl. 24 (optional)
The Iyo Bank, Ltd.	N/A
28. Mortgage(s), if any (state whether Cl. 12(a) or (b) applies; if 12(b) applies, state date of Financial Instrument and name of Mortgagee(s)/Place of business) (Cl. 12)	29. Insurance (hull and machinery and war risks) (state value acc. to Cl.13(f) or, if applicable, acc. to Cl. 14(k)) (also state if Cl.14 applies)
N/A	See Clause 34

30. Additional insurance cover, if any, for Owners' account limited to (Cl. 13(b) or, if applicable, Cl. 14(g))	31. Additional insurance cover, if any, for Charterers' account limited to (Cl. 13(b) or, if applicable, Cl. 14(g))
N/A	N/A

32. Latent defects (only to be filled in if period other than stated in Cl.3)	33. Brokerage commission and to whom payable (Cl.27)
N/A	N/A

34. Grace period (state number of clear banking days) (Cl. 28)	35. Dispute Resolution (state 30(a), 30(b) or 30(c); if 30(c) agreed, Place of Arbitration must be stated (Cl. 30)
6 Banking Days	London as place of arbitration, English Law, Clause 30(a)

36. War cancellation (indicate countries agreed) (Cl. 26(f))
N/A

37. Newbuilding Vessel (indicate with 'yes' or 'no' whether PART III applies) (optional)	38. Name and place of Builders (only to be filled in if PART III applies)
No	N/A

39. Vessel's Yard Building No. (only to be filled in if PART III applies)	40. Date of Building Contract (only to be filled in if PART III applies)
N/A	N/A

41. Liquidated damages and costs shall accrue to (state party acc. to Cl. 1)
N/A
N/A
N/A
42. Hire/Purchase agreement (indicate with 'yes' or 'no' whether PART IV applies) (optional)	43. Bareboat Charter Registry (indicate with 'yes' or 'no' whether PART IV applies) (optional)
No. See however Clause 35	No

44. Flag and Country of the Bareboat Charter Registry (only to be filled in if PART V applies)	45. Country of the Underlying Registry (only to be filled in if PART V applies)
N/A	N/A

46. Number of additional clauses covering special provisions, if agreed
Clause 32 - 44
PREAMBLE - It is mutually agreed that this Contract shall be performed subject to the conditions contained in this Charter which shall include PART I and PART II. In the event of a conflict of conditions, the provisions of PART I shall prevail over those of PART II to the extent of such conflict but no further. It is further mutually agreed that PART III and/or PART IV and/or PART V shall only apply and shall only form part of this Charter if expressly agreed and stated in Boxes 37, 42 and 43. If PART III and/or PART IV and/or PART V apply, it is further agreed that in the event of a conflict of conditions, the provisions of PART I and PART II shall prevail over those of PART III and/or PART IV and/or PART V to the extent of such conflict but no further.

Signature (Owners)	Signature (Charterers)
MAC LIR CORPORATION	SBI Echo Shipping Company Limited
/s/ Nuinoskae Nakai By:Nuinosake Nakai Title: Director (President)	/s/ Hugh Baker By:Hugh Baker Title: Director

PART II
“gBARECON 2001” Standard Bareboat Charter
1. Definitions
In this Charter, the following terms shall have the meanings hereby assigned to them:
“Banking Day” shall mean a day (other than a Saturday or Sunday):
on which banks and financial markets are open for business in Tokyo, New York, Monaco, the Netherlands and London;
“MOA” shall have the definition given to it in the Riders hereto;
“Redelivery MOA” shall means the memorandum of agreement attached hereto as Appendix C;
“The Owners” shall mean the party identified in Box 3;
“The Charterers” shall mean the party identified in Box 4;
“The Vessel” shall mean the vessel named in Box 5 and with particulars as stated in Boxes 6 to 12;
“Financial instrument” means the mortgage, deed of covenant or other such financial security instrument as annexed to this Charter and stated in Box 28.

2. Charter Period
In consideration of the hire detailed in Box 22, the Owners have agreed to let and the Charterers have agreed to hire the Vessel for the period stated in Box 21~~(the “Charter Hire Period”)~~. See also Clause 33.

3. Delivery - INTENTIONALLY OMITTED -See Clauses 32 and 33
~~(not applicable when Part III applies, as indicated in Box 37)~~
(a) ~~The Owners shall before and at the time of delivery exercise due diligence to make the Vessel seaworthy and in every respect ready in hull, machinery and equipment for service under this Charter. The Vessel shall be delivered by the Owners and taken over by the Charterers at the port or place indicated in Box 13 in such ready safe berth as the Charterers may direct in accordance with Clause 32.~~
~~(b) The Vessel shall be properly documented on delivery in accordance with the laws of the Flag State indicated in Box 5 and the requirements of the Classification Society stated in Box 10. The Vessel upon delivery shall have her survey cycles up to date and trading and class certificates valid for at least the number of months agreed in Box 12.~~
~~(c) The delivery of the Vessel by the Owners and the taking over of the Vessel by the Charterers shall constitute a full performance by the Owners of all the Owners’ obligations under this Clause 3, and thereafter the Charterers shall not be entitled to make or assert any claim against the Owners on account of any conditions, representations or warranties expressed or implied with respect to the Vessel but the Owners shall be liable for the cost of but not the time for repairs or renewals occasioned by latent defects in the Vessel, her machinery or appurtenances, existing at the time of delivery under this Charter, provided such defects have manifested themselves within twelve (12) months after delivery unless otherwise provided in Box 32.~~

4. Time for Delivery - INTENTIONALLY OMITTED - See Clause 32
~~(not applicable when Part III applies, as indicated in Box 37)~~
~~The Vessel shall not be delivered before the date indicated in Box 14 the Owners shall exercise due diligence to deliver the Vessel not later than the date indicated in Box 15. Unless otherwise agreed in Box 18, the Owners shall definite notice of the date on which the Vessel is expected to be ready for delivery. The Owners shall keep the Charterers closely advised~~

5. Cancelling - INTENTIONALLY OMITTED - See Clause 32
~~(not applicable when Part III applies, as indicated in Box 37)~~
~~(a) Should the Vessel not be delivered latest by the cancelling date indicated in Box 15, this Charter shall be deemed cancelled. the Charterers shall have the option of cancelling this Charter by giving the Owners notice of cancellation within thirty-six (36) running hours after the cancelling date stated in Box 15, failing which this Charter shall remain in full force and effect.~~
~~(b)If it appears that the Vessel will be delayed beyond the cancelling date, the Owners may, as soon as they are in a position to state with reasonable certainty the day on which the Vessel should be ready, give notice thereof to the Charterers asking whether they will exercise their option of cancelling, and the option must then be declared within one hundred and sixty-eight (168) running hours of the receipt by the Charterers of such notice or within thirty-six (36) running hours after the cancelling date, whichever is the earlier. If the Charterers do not then exercise their option of cancelling, the seventh day after the readiness date stated in the date indicated in Box 15 for the purpose of this Clause 5.~~
~~(c) Cancellation under this Clause 5 shall be without prejudice to any claim the Charterers may otherwise have on the Owners under this Charter.~~

6. Trading Restrictions
The Vessel shall be employed in lawful trades for the carriage of suitable lawful merchandise within the trading limits indicated in Box 20. The Charterers undertake not to employ the Vessel or suffer the Vessel to be employed otherwise than in conformity with the terms of the contracts of insurance (including any warranties expressed or implied therein) without first complying with such requirements as to extra premium or otherwise as the insurers may prescribe. The Charterers also undertake not to employ the Vessel or suffer her employment in any trade or business which is forbidden by the law of any country to which the Vessel may sail or is otherwise illicit or in carrying illicit or prohibited goods or in any manner whatsoever which may render her liable to condemnation, destruction, seizure or confiscation. Notwithstanding any other provisions contained in this Charter it is agreed that nuclear fuels or radioactive products or waste are specifically excluded from the cargo permitted to be loaded or carried under this Charter. This exclusion does not apply to radio-isotopes used or intended to be used for any industrial, commercial, agricultural, medical or scientific purposes to loading thereof.

~~7. Surveys on Delivery and Redelivery~~
~~(not applicable when Part III applies, as indicated in Box 37)~~
~~There will be no On-hire Survey on delivery. The Owners and Charterers shall each appoint surveyors for the purpose of determining and agreeing in writing the condition of the Vessel at the time of delivery and redelivery hereunder. The Owners shall bear all expenses of the On-hire Survey for the surveyor appointed by them in respect of the Off-hire Survey including loss of time, if any, at the daily equivalent to the rate of hire or pro rata thereof and the Charterers shall bear all expenses for the surveyor appointed by them in respect of the Off-hire Survey including loss of time, if any, at the daily equivalent to the rate of hire or pro rata thereof.~~

8. Inspection
The Owners shall have the right once per calendar year at any time after giving reasonable notice, however not less than 15 days, to the Charterers and provided that it does not unduly interfere with the commercial operation of the Vessel to inspect or survey the Vessel or instruct a duly authorized surveyor to carry out such inspection or survey on their behalf:
(a) to ascertain the condition of the Vessel and satisfy themselves that the Vessel is being properly repaired and maintained. The costs and fees for any inspection or survey made under this Clause 8 shall be paid by the Owners unless the Vessel is found to require repairs or maintenance in order to achieve the condition so provided; and
(b) in dry-dock if the Charterers have not dry-docked her in accordance with Clause 10(g). The costs and fees for such inspection or survey shall be paid by the Charterers.
~~(c) for any other commercial reason they consider necessary (provided it does not unduly interfere with the commercial operation of the Vessel). The costs and fees for such inspection and survey shall be paid by the Owners.~~
All time used in respect of inspection, survey or repairs shall account as the Charter Period.
The Charterers shall also permit, the Owners to inspect the Vessel’s log books whenever reasonably requested with ongoing Class Records (as to the ongoing Class Records the Charterer shall supply once a year) and shall whenever required by the Owners furnish them with full information regarding any major casualties or other major accidents or significant damage to the Vessel.

9. Inventories, Oil and Stores
A complete inventory of the Vessel’s entire equipment shall be provided by the Charterers to the Owners ~~in conjunction with the Owners~~ on delivery of the Vessel. There shall be no payment by the Charterers for any such items on delivery. Unless the Vessel is acquired by the Charterers in accordance with Clause 35, the ~~Charterers and the~~ Owners, ~~respectively,~~ shall at the time of ~~delivery and~~ redelivery and where Charterers have not exercised their option to purchase the Vessel in accordance with this Charter take over and pay for all bunkers, lubricating oil, unbroached provisions, paints, ropes and other consumable stores (excluding spare parts) in the said Vessel at the then current market prices at the ports of ~~delivery and~~ redelivery, ~~respectively~~. The Charterers shall ensure that all spare parts listed in the inventory and used during the Charter Period are replaced at their expense prior to redelivery of the Vessel.

10. Maintenance and Operation
(a)(i) Maintenance and Repairs - During the Charter Period the Vessel shall be in the full possession and at the absolute disposal for all purposes of the Charterers and under their complete control in every respect. The Charterers shall maintain the Vessel, her machinery, boilers, appurtenances and spare parts in a good state of repair, in efficient operating condition and in accordance with good commercial maintenance practice and at their own expense they shall at all times keep the Vessel’s Class fully up to date with the Classification Society indicated in Box 10 and maintain all other necessary certificates in force at all times.

(ii) New Class and Other Safety Requirements - In the event of any improvement, structural changes or new equipment becoming necessary for the continued operation of the Vessel by reason of new class requirements or by compulsory legislation (“Works”), the Charterers shall bear all such expenses, costs and time for effecting such improvement or structural change, provided however that in the event this Charter is terminated by reason of Owners’ default, Owners shall make good to Charterers any reasonable share of the expenditure incurred by Charterers in respect of any such Works (all such costs always excluding the Charterers’ loss of time, the “Works Costs”) as set out below.
The Charterers’ share of the Works Costs shall be calculated as: Works Costs x remaining days of the Charter at the time of early Termination / total amortization period, as applicable (the “Charterers’ Share of the Works”).
The Owners’ share of the Works Costs shall be calculated as: Works Costs less Charterers’ Share of the Works (the “Owners’ Share of the Works”).
The Owners shall pay the Owners’ Share of the Works within seven (7) Banking Days from the receipt of the notice from the Charterers which describes the amount of the Owners’ Share of the Works and the calculation basis with its supporting evidences.
Either party shall have the right to refer the determination of who shares what part of the excess to the dispute resolution method set out in Clause 30.

(iii) Financial Security - The Charterers shall maintain financial security or responsibility in respect of third party liabilities as required by any government, including federal, state or municipal or other division or authority thereof, to enable the Vessel, without penalty or charge, lawfully to enter, remain at, or leave any port, place, territorial or contiguous waters of any country, state or municipality in performance of this Charter without any delay. This obligation shall apply whether or not such requirements have been lawfully imposed by such government or division or authority thereof. The Charterers shall make and maintain all arrangements by bond or otherwise as may be necessary to satisfy such requirements at the Charterers’ sole expense and the Charterers shall indemnify the Owners against all consequences whatsoever (including loss of time) for any failure or inability to do so.

(b) Operation of the Vessel - The Charterers shall at their own expense and by their own procurement man, victual, navigate, operate, supply, fuel and, whenever required, repair the Vessel during the Charter Period and they shall pay all charges and expenses of every kind and nature whatsoever incidental to their use and operation of the Vessel under this Charter, including annual flag State fees and any foreign general municipality and/or state taxes. The Master, officers and crew of the Vessel shall be the servants of the Charterers for all purposes whatsoever, even if for any reason appointed by the Owners. Charterers shall comply with the regulations regarding officers and crew in force in the country of the Vessel’s flag or any other applicable law.

(c) The Charterers shall keep the Owners advised of any planned dry-docking and major repairs of the Vessel, as reasonably required.

(d) Flag and Name of Vessel - During the Charter Period, the Charterers shall have the liberty to paint the Vessel in their own colours, install and display their funnel insignia and fly their own house flag. The Charterers shall also have the liberty, with the Owners’ consent, which shall not be unreasonably withheld, to change the flag and/or the name of the Vessel during the Charter Period. Painting and re-painting, instalment and re-instalment, registration and re-registration, if required by the Owners, shall be at the Charterers’ expense and time.

(e) Changes to the Vessel - Subject to Clause 10(a)(ii), the Charterers shall make no structural changes in the Vessel or changes in the machinery, boilers, appurtenances or spare parts without in each instance first securing the Owners’ approval thereof, which approval not to be unreasonably withheld. If the Owners so agree, the Charterers shall, if the Owners so require, restore the Vessel to its former condition before the termination of this Charter (always excluding any time where the Charterers have exercised their right to purchase the Vessel).

(f) Use of the Vessel’s Outfit, Equipment and Appliances - The Charterers shall have the use of all outfit, equipment, and appliances on board the Vessel at the time of delivery, provided the same or their substantial equivalent shall be returned to the Owners on redelivery in the same good order and condition as when received, ordinary wear and tear excepted. The Charterers shall from time to time during the Charter Period replace such items of equipment as shall be so damaged or worn as to be unfit for use. The Charterers are to procure that all repairs to or replacement of any damaged, worn or lost parts or equipment be effected in such manner (both as regards workmanship and quality of materials) as not to diminish the value of the Vessel. The Charterers have the right to fit additional equipment at their expense and risk. Any equipment including radio equipment on hire on the Vessel at time of delivery shall be kept and maintained by the Charterers and the Charterers shall assume the obligations and liabilities of the Owners under any lease contracts in connection therewith and shall reimburse the Owners for all expenses incurred in connection therewith, also for any new equipment required in order to comply with radio regulations.

(g) Periodical Dry-Docking - The Charterers shall dry-dock the Vessel and clean and paint her underwater parts whenever the same may be necessary, but not less than once during the period stated in Box 19 or, if Box 19 has been left blank, every sixty (60) calendar months after delivery or such other period as may be required by the Classification Society or the applicable flag State.

11. Hire
(a) The Charterers shall pay hire due to the Owners punctually in accordance with the terms of this Charter in respect of which time shall be of the essence.
(b) The Charterers shall pay to the Owners for the hire of the Vessel a lump sum in the amount indicated in Box 22 which shall be payable monthly in advance, the first lump sum being payable on the date and hour of the Vessel’s delivery to the Charterers and subsequent lump sums being payable in equal monthly installments. Subject to as otherwise provided in this Charter, hire shall be paid continuously throughout the Charter Period.
(c) Subject to as otherwise expressly provided in this Charter, payment of hire shall be made in cash and in full free of bank charges without discount, deduction and set-off in the currency and in the manner indicated in Box 25 and at the place mentioned in Box 26.
(d) Final payment of hire, if for a period of less than one (1) month ~~thirty (30) running days~~, shall be calculated proportionally according to the number of days and hours remaining before redelivery and advance payment to be effected accordingly.
~~(e) Should the Vessel be lost or missing, hire shall cease from the date and time when she was lost or last heard of. The date upon which the Vessel is to be treated as lost or missing shall be ten (10) days after the Vessel was last reported or when the Vessel is posted as any hire paid in advance to be adjusted accordingly.~~
(f) Any delay in payment of hire or other amount payable and due by the Charterers under this Charter shall entitle the Owners to interest at the rate per annum as agreed in Box 24. If Box 24 has not been filled in, the three months Interbank offered rate in London (LIBOR or its successor) for the currency stated in Box 25, as quoted by ICE Benchmark Administration Limited (or its successor) ~~the British Bankers’ Association (BBA)~~ on the date when the hire fell due, increased by 2 per cent., shall apply.
(g) Payment of interest due under sub-clause 11(f) shall be made within seven (7) running days of the date of the Owners’ invoice specifying the amount payable or, in the absence of an invoice, at the time of the next hire payment date.

12. Mortgage - See also Clause 36
(only to apply if Box 28 has been appropriately filled in)
~~(a) The Owners warrant that they have not effected any mortgage(s) of the Vessel and that they shall not effect any mortgage(s) without the prior consent of the Charterers, which shall not be unreasonably withheld.~~
(b) The Vessel chartered under this Charter is financed by a mortgage according to the Financial Instrument. The Charterers undertake to provide such information and documents to enable the Owners to comply, with all such instructions or directions in regard to the employment, insurances, operation, repairs and maintenance of the Vessel as laid down in the Financial Instrument or as may be directed from time to time during the currency of the Charter by the mortgagee(s) in conformity with the Financial Instrument, provided however that nothing to be done under this Clause 12(b) shall require the Charterers to do more than they are required to do otherwise under this Charter. The Owners warrant that they have not effected any mortgage(s) other than as stated in Box 28 and that they shall not agree to any amendment of the mortgage(s) referred to in Box 28 or effect any other mortgage(s) without the prior consent of the Charterers, which shall not be unreasonably withheld. (Optional, Clauses 12(a) and 12(b) are alternatives; indicate alternative agreed in Box 28).

13. Insurance and Repairs - See also Clause 34
In relation to repairs to the Vessel effected by Charterers in accordance with this paragraph, Owners will indemnify Charterers up to the value of the insurance proceeds which are paid out by the insurers but retained by the lender/mortgagee under the Financial Instrument as a result of a breach of the terms of the Financial Instrument by the Owners, provided always that Charterers are in full compliance with the terms of this Charter
(a) During the Charter Period the Vessel shall be kept insured by the Charterers at their expense against hull and machinery, war and Protection and Indemnity risks (and any risks against which it is compulsory to insure for the operation of the Vessel, including maintaining financial security in accordance with sub-clause 10(a)(iii)) in such form as the Owners shall in writing approve, which approval shall not be un-reasonably withheld. Such insurances shall be arranged by the Charterers to protect the interests of both the Owners and the Charterers and the mortgagee(s) (if any), and The Charterers shall be at liberty to protect under such insurances the interests of any managers they may appoint. Insurance policies shall cover the Owners and the Charterers according to their respective interests.
Subject to the provisions of the Financial Instrument, if any, and the approval of the Owners and the insurers, the

Charterers shall effect all insured repairs and shall undertake settlement and reimbursement from the insurers of all costs in connection with such repairs as well as insured charges, expenses and liabilities to the extent of coverage under the insurances herein provided for.
The Charterers also to remain responsible for and to effect repairs and settlement of costs and expenses covered by the insurances and/or not exceeding any possible franchise(s) or deductibles provided for in the insurances. All time used for repairs under the provisions of sub-clause 13(a) and for repairs of any and all latent defects ~~according to Clause 3(c) above~~, including but not limited to any deviation, shall be for the Charterers’ account.

(b) The Owners or the Charterers as the case may be shall immediately furnish the other party with particulars of any additional insurance effected, including copies of any cover notes or policies and the written consent of the insurers of any such required insurance in any case where the consent of such insurers is necessary.

(c) The Charterers shall upon the request of the Owners, provide information and promptly execute such documents as may be reasonably required to enable the Owners to comply with the insurance provisions of the Financial Instrument.

(d) The Owners shall upon the request of the Charterers, promptly execute such documents as may be required to enable the Charterers to abandon the Vessel to insurers and claim a constructive total loss.

(e) For the purpose of insurance coverage against hull and machinery and war risks under the provisions of sub-clause 13(a), the value of the Vessel is the sum indicated in Box 29.

14. Insurance, Repairs and Classification - INTENTIONALLY OMITTED
~~(Optional, only to apply if expressly agreed and stated in Box 29, in which event Clause 13 shall be considered deleted).~~
~~(a) During the Charter Period the Vessel shall be kept insured by the Owners at their expense against hull and machinery and war risks under the form of policy or policies attached hereto. The Owners and/or insurers shall not have any right of recovery or subrogation against the Charterers on account of loss of or any damage to the Vessel or her machinery or appurt- enances covered by such insurance, or on account of payments made to discharge claims against or liabilities of the Vessel or the Owners covered by such insurance. Insurance policies shall cover the Owners and the Charterers according to their respective interests.~~
~~(b) During the Charter Period the Vessel shall be kept insured by the Charterers at their expense against Protection and Indemnity risks (and any risks against which it is compulsory to insure for the operation of the Vessel, including maintaining financial security in accordance with sub-clause 10(a)(iii)) in such form as the Owners shall in writing approve which approval shall not be unreasonably withheld.~~
~~(c) In the event that any act or negligence of the Charterers shall vitiate any of the insurance herein provided, the Charterers shall pay to the Owners all losses and indemnify the Owners against all claims and demands which would otherwise have been covered by such insurance.~~
~~(d) The Charterers shall, subject to the approval of the repairs, and the Charterers shall undertake settlement of all miscellaneous expenses in connection with such repairs as well as all insured charges, expenses and liabilities, to the extent of coverage under the insurances provided for under the provisions of sub-clause 14(a). The Charterers to be secured reimbursement through presentation of accounts.~~
~~(e) The Charterers to remain responsible for and to effect repairs and settlement of costs and expenses incurred thereby in respect of all other repairs not covered by the insurances and/or not exceeding any possible franchise(s) or deductibles provided for in the insurances.~~
~~(f) All time used for repairs under the provisions of sub-clauses 14(d) and 14(e) and for repairs of latent defects according to Clause 3 above, including any form part of the Charter Period. The Owners shall not be responsible for any expenses as are incident to the use and operation of the Vessel for such time as may be required to make such repairs.~~
~~(g) If the conditions of the above insurances permit additional insurance to be placed by the parties such cover shall be limited to the amount for each party set out in Box 30 and Box 31, respectively. The Owners or the Charterers as the case may be shall immediately furnish the other party with particulars of any additional insurance effected, including copies of any cover notes or policies and the written consent of the insurers of any such required insurance in any case where the consent of such insurers is necessary.~~
~~(h) Should the Vessel become an actual, constructive, compromised or agreed total loss under the insurances required under sub-clause 14(a), all insurance payments for such loss shall be paid to the Owners, who shall distribute the moneys between themselves and the Charterers according to their respective interests.~~
~~(i) If the Vessel becomes an actual, constructive, compromised or agreed total loss under the insurances arranged by the Owners in accordance with sub-clause 14(a), this Charter shall terminate as of the date of such loss.~~

~~(j) The Charterers shall upon the request of the Owners, promptly execute such documents as may be required to enable the Owners to abandon the Vessel to the insurers and claim a constructive total loss.~~
~~(k) For the purpose of insurance coverage against hull and machinery and war risks under the provisions of sub-clause 14(a), the value of the Vessel is the sum indicated in Box 29.~~
~~(l) Notwithstanding anything contained in sub-clause 10(a), it is agreed that under the provisions of Clause Class fully up to date with the Classification Society indicated in Box 10 and maintain all other necessary certificates in force at all times.~~

15. Redelivery
At the expiration of the Charter Period the Vessel shall be redelivered by the Charterers to the Owners at a safe and ice-free port or place as indicated in Box 16, in such ready safe berth as the Owners may direct. The Charterers shall give the Owners not less than thirty (30) running days’ preliminary notice of expected date, range of ports of redelivery or port or place of redelivery and not less than fourteen (14) running days’ definite notice of expected date and port or place of redelivery.
Any changes thereafter in the Vessel’ position shall be notified immediately to the Owners.
The Charterers warrant that they will not permit the Vessel to commence a voyage (including any preceding ballast voyage) which cannot reasonably be expected to be completed in time to allow redelivery of the Vessel within the Charter Period. Notwithstanding the above, should the Charterers fail to redeliver the Vessel within The Charter Period, the Charterers shall pay the daily equivalent to the rate of hire stated in Box 22 for the number of days by which the Charter Period is exceeded. All other terms, conditions and provisions of this Charter shall continue to apply. Subject to the provisions of Clause 10, the Vessel shall be redelivered to the Owners in the same or as good structure, state, condition and class as that in which she was delivered, fair wear and tear not affecting class excepted and the Charterer shall clean swept holds to be grain ready. The Vessel upon redelivery shall have her survey cycles up to date and trading and valid class certificates valid for at least the number of months agreed in Box 17.

16. Non-Lien
The Charterers will not suffer, nor permit to be continued, any lien or encumbrance incurred by them or their agents, which might have priority over the title and interest of the Owners in the Vessel. The Charterers further agree to fasten to the Vessel in a conspicuous place and to keep so fastened during the Charter Period a notice reading as follows:
“This Vessel is the property of the Owners. It is under charter to the Charterers and by the terms of the Charter Party neither the Charterers nor the Master have any right, power or authority to create, incur or permit to be imposed on the Vessel any lien.”

17. Indemnity
(a) The Charterers shall indemnify the Owners against any loss, damage or expense incurred by the Owners arising out of or in relation to the operation of the Vessel by the Charterers, and against any lien of whatsoever nature arising out of an event occurring during the Charter Period. If the Vessel be arrested or otherwise detained by reason of claims or liens arising out of her operation hereunder by the Charterers, the Charterers shall at their own expense take all reasonable steps to secure that within a reasonable time the Vessel is released, including the provision of bail.
Without prejudice to the generality of the foregoing, the Charterers agree to indemnify the Owners against all consequences or liabilities arising from the Master, officers or agents signing Bills of Lading or other documents.
(b) If the Vessel be arrested or otherwise detained by reason of a claims or claims against the Owners, the Owners shall at their own expense take all reasonable steps to secure that within a reasonable time the Vessel is released, including the provision of bail.
In such circumstances, the Owners shall indemnify the Charterers against any loss, damage or expense incurred by the Charterers (including hire paid under this Charter) as a direct consequence of such arrest or detention.

18. Lien
The Owners to have a lien upon all cargoes, sub-hires and sub-freights belonging or due to the Charterers and any Bill of Lading freight for all claims under this Charter, and the Charterers to have a lien on the Vessel for all moneys paid in advance and not earned.

19. Salvage
All salvage and towage performed by the Vessel shall be for the Charterers’ benefit and the cost of repairing damage occasioned thereby shall be borne by the Charterers.

20. Wreck Removal
In the event of the Vessel becoming a wreck or obstruction to navigation the Charterers shall indemnify the Owners against any sums whatsoever which the Owners shall become liable to pay and shall pay in consequence of the Vessel becoming a wreck or obstruction to navigation.

21. General Average
The Owners shall not contribute to General Average.

22. Assignment, Sub-Charter and Sale
(a) The Charterers shall not assign this Charter nor sub-charter the Vessel on a bareboat basis except with the prior consent in writing of the Owners, which shall not be unreasonably withheld, and subject to such terms and conditions as the Owners shall approve.
(b) The Owners shall not sell the Vessel during the currency of this Charter except with the prior written consent of the Charterers, which shall always be subject to the buyer accepting an assignment of this Charter.

23. Contracts of Carriage
*) (a) The Charterers are to procure that all documents issued during the Charter Period evidencing the terms and conditions agreed in respect of carriage of goods shall contain a paramount clause incorporating any compulsorily applicable in the trade; if no such legislation exists, the documents shall incorporate the Hague or Hague-Visby Rules. The documents shall also contain the New Jason Clause and the Both-to-Blame Collision Clause.
~~*) (b) The Charterers are to procure that all passenger tickets issued during the Charter Period for the carriage of passengers and their luggage under this Charter shall contain a paramount clause incorporating any legislation liability for passengers and their luggage compulsorily applicable in the trade; if no such legislation exists, the passenger tickets shall incorporate the Athens Convention Relating to the Carriage of Passengers and their Luggage by Sea, 1974, and any protocol thereto. *) Delete as applicable.~~

24. ~~Bank Guarantee~~ - INTENTIONALLY OMITTED
~~(Optional, only to apply if Box 27 filled in) The Charterers undertake to furnish, before delivery of the Vessel, at first class bank guarantee or bond in sum and the place as indicated in Box 27 as guarantee for full performance of their obligations under this Charter.~~

25. Requisition/Acquisition
(a) In the event of the Requisition for Hire of the Vessel by any governmental or other competent authority (hereinafter referred to as “Requisition for Hire”) irrespective of the date during the Charter Period when length thereof and whether or not it be for an indefinite or a limited period of time, and irrespective of whether it may or will remain in force for the remainder of the Charter Period, this Charter shall not be deemed thereby or thereupon to be frustrated or otherwise terminated and the Charterers shall continue to pay the stipulated hire in the manner provided by this Charter until the time when the Charter would have terminated pursuant to any of the provisions hereof always provided however that in the event of “Requisition for Hire” any Requisition Hire or compensation received or receivable by the Owners shall be payable to the Charterers during the remainder of the Charter Period or the period of the “Requisition for Hire” whichever be the shorter.

(b) In the event of the Owners being deprived of their ownership in the Vessel by any Compulsory Acquisition of the Vessel or requisition for title by any governmental or other competent authority (hereinafter referred to as “Compulsory Acquisition”), then, irrespective of the date during the Charter Period when “Compulsory Acquisition” may occur, this Charter shall be deemed terminated as of the date such “Compulsory Acquisition”, In such event charter hire to be considered as earned and to be paid up to the date and time of such as “Compulsory Acquisition”.

26. War
(a) For the purpose of this Clause, the words “War Risks” shall include any war (whether actual or threatened), act of war, civil war, hostilities, revolution, rebellion, civil commotion, warlike operations, the laying of mines (whether actual or reported), acts of piracy, acts of terrorists, acts of hostility or malicious damage, blockades (whether imposed against all vessels or imposed selectively against vessels of certain flags or ownership, or against certain cargoes or crews or otherwise howsoever), by any person, body, terrorist or political group, or the Government of any state whatsoever, which may be dangerous or are likely to be or to become dangerous to the Vessel, her cargo, crew or other persons on board the Vessel.
(b) The Vessel, unless the written consent of the Owners be first obtained, shall not continue to or go through any port, place, area or zone (whether of land or sea), or any waterway or canal, where it reasonably appears that the Vessel, her cargo, crew or other persons on board the Vessel, in the reasonable judgement of the Owners, may be, or are likely to be, exposed to War Risks. Should the Vessel be within any such place as aforesaid, which only becomes dangerous or is likely to be or to become dangerous, after the entry into it, the Owners shall have the right to require the Vessel to leave such area.
(c) The Vessel shall not load contraband cargo, or to pass through any blockade, whether such blockade be imposed on all vessels, or is imposed selectively in any way whatsoever against vessels of certain flags or ownership, or against certain cargoes or crews or otherwise howsoever, or to proceed to an area where she shall be subject, or is likely to be subject to a belligerent’s right of search and/or confiscation.
~~(d) If the insurers of the war risks insurance, when Clause 14 is applicable, should require payment of premiums and/or calls because, pursuant to the and remain within, any area or areas which are specified by such insurers as being subject to additional premiums because of War Risks, then such premiums and/or calls shall be reimbursed by the Charterers to the Owners at the same time as the next payment of hire is due.~~
(e) The Charterers shall have the liberty:
(i) to comply with all orders, directions, recommendations or advice as to departure, arrival, routes, sailing in convoy, ports of call, stoppages, destinations, discharge of cargo, delivery, or in any other way whatsoever, which are given by the Government of the Nation under whose flag the Vessel sails, or any other Government, body or group whatsoever acting with the power to compel compliance with their orders or directions;
(ii) to comply with the orders, directions or recommendations of any war risks underwriters who have the authority to give the same under the terms of the war risks insurance;
(iii) to comply with the terms of any resolution of the Security Council of the United Nations, any directives of the European ~~Community~~ Union, the effective orders of any other Supranational body which has the right to issue and give the same, and with national laws aimed at enforcing the same to which the Owners are subject, and to obey the orders and directions of those who are charged with their enforcement.

(f) In the event of outbreak of war (whether there be a declaration of war or not ) (i) between any two or more of the following countries: the United States of America; Russia; the United Kingdom; France; and the People’s Republic of China, (ii) between any two or more of the countries stated in Box 36, both the Owners and the Charterers shall have the right to cancel this Charter, whereupon the Charterers shall redeliver the Vessel to the Owners in accordance with Clause 15, if the Vessel has cargo on board after discharge thereof at destination, or if debarred under this Clause from reaching and entering it at a near open and safe port as directed by the Owners, or if the Vessel has no cargo on board, at the port at which the Vessel then is or if at sea at a near, open and safe port as directed by the Owners. In all cases hire shall continue to be paid in accordance with Clause 11 and except as aforesaid all other provisions of this Charter shall apply until redelivery.

27. Commission - INTENTIONALLY OMITTED
~~The Owners to pay a commission at the rate indicated in Box 33 to the Brokers named in Box 33 on any hire paid under the Charter. If no rate is indicated in Box 33, the commission to be paid by the Owners shall cover the actual expenses of the Brokers and a reasonable fee for their work. If the full hire is not paid owing to breach of the Charter by either of the parties the party liable therefor shall indemnify the Brokers against their loss of commission. Should the parties agree to cancel the Charter, the Owners shall indemnify the Brokers against any loss of commission but in such case the commission shall not exceed the brokerage on one year’s hire.~~

28. Termination
(a) Charterers’ Default
The Owners shall be entitled to withdraw the Vessel from the service of the Charterers and terminate the Charter with immediate effect by written notice to the Charterers if:
(i) (1) the Charterers fail to pay hire in accordance with Clause 11. However, where there is a failure to make punctual payment of hire due to oversight, negligence, errors or omissions on the part of the Charterers or their bankers, the Owners shall give the Charterers written notice of the number of clear Banking Days stated in Box 34 (as recognized at the agreed place of payment) in which to rectify the failure, and when so rectified within such number of days following the Owners’ notice the payment shall stand as regular and punctual. Failure by the Charterers to pay hire within the number of days stated in Box 34 of their receiving the Owners notice as provided herein, shall entitle the Owners to withdraw the Vessel from the service of the Charterers and terminate the Charter without further notice; or
(2) at any time the total amount of the outstanding and unpaid hires in accordance with clause 11 of this Charter then due exceeds USD 334,800 and as long as continues.
(ii) the Charterers fail to comply with the requirements of:
(1) Clause 6 (Trading Restrictions); or
(2) Clause 13(a) (Insurance and Repairs) provided that the Owners shall have the option, by written notice to the Charterers, to give the Charterers a specified number of days grace within which to rectify the failure without prejudice to the Owners’ right to withdraw and terminate under this Clause if the Charterers fail to comply with such notice;
(iii) the Charterers fail to rectify any failure to comply with the requirements of sub-clause 10(a)(i) (Maintenance and Repairs) as soon as practically possible after the Owners have requested them to do so in writing and in any event so that the Vessel’s insurance cover is not prejudiced.
(iv) if the Guarantor (defined in Clause 37.3 hereof);

(1) the Guarantor ceases to be listed on the New York Stock Exchange and that such de-listing shall have a material adverse effect on the Guarantor's ability to fulfil its respective obligations under the Guarantee to which it is a party; or

(2) has a stockholder’s equity (excluding treasury stock and any impairment charges on assets) in accordance with GAAP of below USD 100 million; or

(3) any proceeding shall be instituted by or against the Guarantor seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property, and solely in the case of an involuntary proceeding:
(i) such proceeding shall remain undismissed or unstayed for a period of 60 days; or
(ii) any of the actions sought in such involuntary proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or
(4) without the prior written consent of the Owners to cease to carry on its business or any substantial part thereof or shall threaten to dispose of the whole or a substantial part of its assets; or
(5) all or a material part of the undertakings, assets, rights or revenues of, or shares or other ownership interest in, the Guarantor are seized, nationalized, expropriated or compulsorily acquired by or under authority of any government (provided always that that any wrongful seizure, nationalization, expropriation and/or compulsory acquisition shall be excluded) and such occurrence would adversely affect the Guarantor’s ability to perform its obligations under the Guarantee.

In case of (iv) above, upon receiving the Owners’ notice the Charterers have the option to purchase the Vessel or accept Owners’ notice to withdraw the Vessel or terminate the BBC Charter.
If the Charterers select the Option to purchase the Vessel, the price shall be as per the Purchase Option Price in Clause 35 after the end of year three (3), the price from the Delivery Date until the end of year three (3) shall be reasonably agreed by both parties which shall be calculated based on the Purchase Option Price.

(b) Owners’ Default
If the Owners shall by any act or omission be in breach of their obligations under this Charter to the extent that the Charterers are deprived of the use of the Vessel and such breach continues for a period of fourteen (14) running days after written notice thereof has been given by the Charterers to the Owners, the Charterers shall be entitled to terminate this Charter with immediate effect by written notice to the Owners. The Charterers shall be entitled to cease paying hire from the date that they are deprived of the use of the Vessel and have given written notice thereof to the Owners until such date as the Owners comply with their obligations under this Charter again or until termination of this Charter pursuant to this Clause.

(c) Loss of Vessel - See Clause 34
~~This Charter shall be deemed to be terminated if the Vessel becomes a total loss or is declared as a constructive or compromised or arranged total loss. For the purpose of this sub-clause, the Vessel shall not be deemed to be lost unless she has either become an actual total loss or agreement has been reached with her underwriters in respect of her constructive, compromised or arranged total loss or if such agreement with her underwriters is not reached it is adjudged by a competent tribunal that a constructive loss of the Vessel has occurred.~~
(d) Either party shall be entitled to terminate this Charter with immediate effect by written notice to the other party and its Guarantor in the event of an order being made or resolution passed for the winding up, dissolution, liquidation or bankruptcy of the other party (otherwise than for the purpose of reconstruction or amalgamation) or if a receiver is appointed, or if it suspends payment, ceases to carry on business or makes any special arrangements or composition with its creditors.
(e) The termination of this Charter shall be without prejudice to all rights accrued due between the parties prior to the date of termination and to any claim that either party might have.

29. Repossession
In the event of the termination of this Charter in accordance with the applicable provisions of Clause 28, the Owners shall have the right to repossess the Vessel from the Charterers at her current or next port of call, or at a port or place convenient to them without hindrance or interference by the Charterers, courts or local authorities. Pending physical repossession of the Vessel in accordance with this Clause 29, the Charterers shall hold the Vessel as gratuitous bailee only to the Owners. The Owners shall arrange for an authorised representative to board the Vessel as soon as reasonably practicable following the termination of the Charter. The Vessel shall be deemed to be repossessed by the

Owners from the Charterers upon the boarding of the Vessel by the Owners’ representative. All arrangements and expenses relating to the settling of wages, Master, officers and crew shall be the sole responsibility of the Charterers, unless the Charter is terminated pursuant to Clause 28(b) or by the Charterers pursuant to clause 28(d) as a result of an event, order or resolution of the Owners’ case.

30. Dispute Resolution
This Contract shall be governed by and construed in accordance with English law and any dispute arising out of or in connection with this Contract shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof save to the extent necessary to give effect to the provisions of this Clause. The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (LMAA) Terms current at the time when the arbitration proceedings are commenced. The reference shall be to three arbitrators. A party wishing to refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment in writing to the other party requiring the other party to appoint its own arbitrator within 14 calendar days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other party appoints its own arbitrator and gives notice that it has done so within the 14 days specified. If the other party does not appoint its own arbitrator and give notice that it has done so within the 14 days specified, the party referring a dispute to arbitration may, without the requirement of any further prior notice to the other party, appoint its arbitrator as sole arbitrator and shall advise the other party accordingly. The award of a sole arbitrator shall be binding on both parties as if he had been appointed by agreement. If a second arbitrator is appointed in accordance with the Arbitration Act, the two arbitrators shall appoint a third arbitrator. If the two arbitrators are unable to agree upon a third arbitrator within twenty one (21) days after appointment of the second arbitrator, either of the said two arbitrators may apply to the President for the time being of LMAA to appoint the third arbitrator. Nothing herein shall prevent the parties agreeing in writing to vary these provisions to provide for the appointment of a sole arbitrator. In cases where neither the claim nor any counterclaim exceeds the sum of USD 50,000 (or such other sum as the parties may agree) the arbitration shall be conducted in accordance with the LMAA Small Claims Procedure current at the time when the arbitration proceedings are commenced.
~~*) (b) This Contract shall be governed by and construed in accordance with Title 9 of the United States Code and the Maritime Law of the United States and any dispute arising out of or in connection with this Contract shall be referred to three persons at New York, one to be appointed by each of the parties hereto, and the third by the two so chosen; their decision or that of any two of them shall be final, and for the purposes of enforcing any award, judgement may be entered on an award by any court of competent jurisdiction. The proceedings shall be conducted in accordance with the rules of the Society of Maritime Arbitrators, Inc. In cases where neither the claim nor any counterclaim exceeds the sum of US$50,000 (or such other sum as the parties may agree) the arbitration shall be conducted in accordance with the Shortened Arbitration Procedure of the Society of Maritime Arbitrators, Inc. current at the time when the arbitration proceedings are commenced. *)~~
~~(c) This Contract shall be governed by and construed in accordance with the laws of the place mutually agreed~~
~~by the parties and any dispute arising out of or in connection with this Contract shall be referred to arbitration at a mutually agreed place, subject to the procedures applicable there.~~
~~(d) Notwithstanding (a), (b) or (c) above, the parties may agree at any time to refer to mediation any difference and/or dispute arising out of or in connection with this Contract. In the case of a dispute in respect of which arbitration has been commenced under (a), (b) or (c) above, the following shall apply:-~~
~~(i) Either party may at any time and from time to time elect to refer the dispute or part of the dispute to mediation by service on the other party of a written party to agree to mediation.~~
~~(ii) The other party shall thereupon within 14 calendar days of receipt of the Mediation Notice confirm that they agree to mediation, in which case the parties shall thereafter agree a mediator within a further 14 calendar days, failing which on the application of either party a mediator will be appointed promptly person as the Tribunal may designate for that purpose. The mediation shall be conducted in such place and in accordance with such procedure and on such terms as the parties may agree or, in the event of disagreement, as may be set by the mediator.~~
~~(iii) If the other party does not agree to mediate, that fact may be brought to the attention of the Tribunal and may be taken into account by the Tribunal when allocating the costs of the arbitration as between the parties. (iv) The mediation shall not affect the right of either party to seek such relief or take such steps as it considers necessary to protect its interest.~~
~~(v) Either party may advise the Tribunal that they have agreed to mediation. The arbitration procedure shall continue during the conduct of the mediation but the Tribunal may take the mediation timetable into account when setting the timetable for steps in the arbitration.~~
~~(vi) Unless otherwise agreed or specified in the mediation terms, each party shall bear its own costs incurred in the mediation and the parties shall share~~
~~(vii) The mediation process shall be without prejudice and confidential and no information or documents disclosed during it shall be revealed to the Tribunal except to the extent that they are disclosable under the law and procedure governing the arbitration. (Note: The parties should be aware that the mediation process may not necessarily interrupt time~~

~~limits.)~~
~~(e) If Box 35 in Part I is not appropriately filled in, sub-clause 30(a) of this Clause shall apply. Sub-clause 30(d) shall apply in all cases. *) Sub-clauses 30(a), 30(b) and 30(c) are alternatives; indicate alternative agreed in Box 35.~~

31. Notices (See Clause 43)
~~(a) Any notice to be given by either party to the other party shall be in writing and may be sent by fax,telex,registered or recorded mail or by personal service.~~
~~(b) The address of the Parties for service of such communication shall be as stated in Boxes 3 and 4 respectively.~~

PART III
PROVISIONS TO APPLY FOR NEWBUILDING VESSELS ONLY
(Optional, only to apply if expressly agreed and stated in Box 37)

~~1. Specifications and Building Contract~~
~~(a) The Vessel shall be constructed in accordance with the Building Contract (hereafter called “the Building Contract”) as annexed to this Charter, made between the Builders and the Owners and in accordance with the specifications and plans annexed thereto, such Building Contract, specifications and plans having been counter- signed as approved by the Charterers.~~
~~(b) No change shall be made in the Building Contract or in the specifications or plans of the Vessel as approved by consent.~~
~~(c) The Charterers shall have the right to send their during the course of her construction to satisfy themselves that construction is in accordance with such approved specifications and plans as referred to under sub-clause (a) of this Clause.~~
~~(d) The Vessel shall be built in accordance with the Building Contract and shall be of the description set out therein. Subject to the provisions of sub-clause 2(c)(ii) hereunder, the Charterers shall be bound to accept the Vessel from the Owners, completed and constructed in accordance with the Building Contract, on the date of delivery by the Builders. The Charterers undertake that having accepted the Vessel they will not thereafter raise any claims against the Owners in respect of the Vessel’s performance or specification or defects, if any. Nevertheless, in respect of any repairs, replacements or defects which appear within the first 12 months from delivery by the Builders, the Owners shall endeavour to compel the Builders to repair, replace or remedy any defects or to recover from the Builders any expenditure incurred in carrying out such repairs, replacements or remedies. limited to the extent the Owners have a valid claim against the Builders under the guarantee clause of the Building Contract (a copy whereof has been supplied to the Charterers). The Charterers shall be bound to accept such sums as the Owners are reasonably able to recover under this Clause and shall make no further claim on the Owners for the difference between the amount(s) so recovered and the actual expenditure on repairs, replacement or remedying defects or for any loss of time incurred. Any liquidated damages for physical defects or deficiencies shall accrue to the account of the party stated in Box 41(a) or if not filled in shall be shared equally between the parties. The costs of pursuing a claim or claims against the Builders under this Clause (including any liability to the Builders) shall be borne by the party stated in Box 41(b) or if not filled in shall be shared equally between the parties.~~

~~2. Time and Place of Delivery~~
~~(a) Subject to the Vessel having completed her acceptance trials including trials of cargo equipment inaccordance with the Building Contract and specifications to the satisfaction of the Charterers, the Owners shall give and the Charterers shall take delivery of the Vessel afloat when ready for delivery and properly documented at the dock, wharf or place as may be agreed between the parties hereto and the Builders. Under the Building Contract the Builders have estimated that the Vessel will be ready for delivery to the Owners as therein provided but the delivery date for the purpose of this Charter shall be the date when the Vessel is in fact ready for delivery by the Builders after completion of trials whether that be before or after as indicated in the Building Contract. The Charterers shall not be entitled to refuse acceptance of delivery of the Vessel and upon and after such acceptance, subject to Clause 1(d), the Charterers shall not be entitled to make any claim against the Owners in respect of any conditions, representations or warranties, whether express or implied, as to the seaworthiness of the Vessel or in respect of delay in delivery.~~
~~(b) If for any reason other than a default by the Owners under the Building Contract, the Builders become entitled under that Contract not to deliver the Vessel to the Owners, the Owners shall upon giving to the Charterers written notice of Builders becoming so entitled, be excused from giving delivery of the Vessel to the Charterers and upon receipt of such notice by the Charterers this Charter shall cease to have effect.~~
~~(c) If for any reason the Owners become entitled under the Building Contract to reject the Vessel the Owners shall,before exercising such right of rejection, consult the Charterers and thereupon (i) if the Charterers do not wish to take delivery of the Vessel they shall inform the Owners within seven (7) running days by notice in writing and upon receipt by the Owners of such notice this Charter shall cease to have effect; or~~
~~(ii) if the Charterers wish to take delivery of the Vessel they may by notice in writing within seven (7) running days require the Owners to negotiate with the Builders as to the terms on which delivery should be taken and/or refrain from exercising their right to rejection and upon receipt of such notice the Owners shall commence such negotiations and/ or take delivery of the Vessel from the Builders and deliver her to the Charterers;~~
~~(iii) in no circumstances shall the Charterers be entitled to reject the Vessel unless the Owners are able to reject the Vessel from the Builders;~~
~~(iv) if this Charter terminates under sub-clause (b) or (c) of this Clause, the Owners shall thereafter not be liable to the Charterers for any claim under or arising out of this Charteror its termination.~~
~~(d) Any liquidated damages for delay in delivery under the Building Contract and any costs incurred in pursuing a claim~~

~~therefor shall accrue to the account of the party stated in Box 41(c) or if not filled in shall be shared equally between the parties.~~

~~3. Guarantee Works~~
~~If not otherwise agreed, the Owners authorise the Charterers to arrange for the guarantee works to be performed in accordance with the building contract terms, and hire to continue during the period of guarantee works. The Charterers have to advise the Owners about the performance to the extent the Owners may request.~~

~~4. Name of Vessel~~
~~The name of the Vessel shall be mutually agreed between the Owners and the Charterers and the Vessel shall be painted in the colours, display the funnel insignia and fly the house flag as required by the Charterers.~~

~~5. Survey on Redelivery The Owners and the Charterers shall appoint surveyors for the purpose of determining and agreeing in writing the condition of the Vessel at the time of re-delivery. Without prejudice to Clause 15 (Part II), the Charterers shall bear all survey expenses and all other costs, if any, including the cost of docking and undocking, if required, as well as all repair costs incurred. The Charterers shall also bear all loss of time spent in connection with any docking and undocking as well as repairs, which shall be paid at the rate of hire per day or pro rata.~~

PART IV
HIRE/PURCHASE AGREEMENT
(Optional, only to apply if expressly agreed and stated in Box 42)

~~On expiration of this Charter and provided the Charterers have fulfilled their obligations according to Part I and II as well as Part III, if applicable, it is agreed, that on payment of the final payment of hire as per Clause 11 the Charterers have purchased the Vessel with everything belonging to her and the Vessel is fully paid for.~~

~~In the following paragraphs the Owners are referred to as the Sellers and the Charterers as the Buyers.~~

~~The Vessel shall be delivered by the Sellers and taken over by the Buyers on expiration of the Charter.~~

~~The Sellers guarantee that the Vessel, at the time of delivery, is free from all encumbrances and maritime liens or any debts whatsoever other than those arising from anything done or not done by the Buyers or any existing mortgage agreed not to be paid off by the time of delivery. Should any claims, which have been incurred prior to the time of delivery be made against the Vessel, the Sellers hereby undertake to indemnify the Buyers against all consequences of such claims to the extent it can be proved that the Sellers are responsible for such claims. Any taxes, notarial, consular and other charges and expenses connected with the purchase and account. Any taxes, consular and other charges and shall be for Sellers’ account.~~

~~In exchange for payment of the last month’s hire instalment the Sellers shall furnish the Buyers with a Bill of Sale duly attested and legalized, together with a certificate setting out the registered encumbrances, if any. On delivery of the Vessel the Sellers shall provide deliver a certificate of deletion to the Buyers. The Sellers shall, at the time of delivery, hand to the Buyers all classification certificates (for hull, engines, anchors, chains, etc.), as well as all plans which may~~

~~The Wireless Installation and Nautical Instruments, unless on hire, shall be included in the sale without any extra payment.~~

~~The Vessel with everything belonging to her shall be at Buyers, subject to the conditions of this Contract and the Vessel with everything belonging to her shall be delivered and taken over as she is at the time of delivery, after which the Sellers shall have no responsibility for possible faults or deficiencies of any description.~~

~~The Buyers undertake to pay for the repatriation of the Master, officers and other personnel if appointed by the Sellers to the port where the Vessel entered the Bareboat Charter as per Clause 3 (Part II) or to pay the equivalent cost for their journey to any other place.~~

PART V
PROVISIONS TO APPLY FOR VESSELS REGISTERED IN A BAREBOAT CHARTER REGISTRY
(Optional, only to apply if expressly agreed and stated in Box 43)

~~1. Definitions~~
~~For the purpose of this PART V, the following terms shall have the meanings hereby assigned to them:~~
~~“The Bareboat Charter Registry” shall mean the registry of the State whose flag the Vessel will fly and in which the Charterers are registered as the bareboat charterers during the period of the Bareboat Charter. “The Underlying Registry” shall mean the registry of the state in which the Owners of the Vessel are registered as Owners and to which jurisdiction and control of the Vessel will revert upon termination of the Bareboat Charter Registration.~~

~~2. Mortgage~~
~~The Vessel chartered under this Charter is financed by a mortgage and the provisions of Clause 12(b) (Part II) shall apply.~~

~~3. Termination of Charter by Default~~
~~If the Vessel chartered under this Charter is registered in a Bareboat Charter Registry as stated in Box 44, and if the Owners shall default in the payment of any amounts due under the mortgage(s) specified in Box 28, the Charterers shall, if so required by the mortgagee, direct the Owners to re-register the Vessel in the Underlying Registry as shown in Box 45.~~
~~In the event of the Vessel being deleted from the Bareboat Charter Registry as stated in Box 44, due to a default by the Owners in the payment of any amounts due under the mortgage(s), the Charterers shall have the right to terminate this Charter forthwith and without prejudice to any other claim they may have against the Owners under this Charter.~~

Rider Clauses 32 to 44
to be deemed incorporated to the
Bareboat Charter Party
Dated ____th July 2018
(the “Charter”)

Between
SBI Echo Shipping Company Limited as Charterers
and
MAC LIR CORPORATION as Owners
in respect of the vessel
MV “SBI Echo”

32.    Delivery
(a) Pursuant to the memorandum of agreement dated ___th July 2018 (the “MOA”) made between the Owners (in the MOA, the Owners are referred to as the “Buyers”) and SBI Echo Shipping Company Limited (hereinafter referred to as the “Sellers”) the parties thereto have agreed for the sale and purchase of the Vessel by the Owners.

(b) The Owners shall give and the Charterers shall take delivery of the Vessel under this Charter on strictly “as is, where is” basis, immediately after the delivery of the Vessel from the Sellers to the Owners under the MOA. The delivery date and time for the purpose of this Charter shall be deemed to be the same date and time as when the Vessel is delivered from the Sellers to the Owners under the MOA. The date when the Charterers take delivery of the Vessel hereunder is referred to as the “Delivery Date”.

(c) Provided the Vessel has been delivered to the Buyers in accordance with the terms of the MOA, the Charterers shall not be entitled to refuse acceptance of delivery of the Vessel under this Charter. The Vessel shall be delivered strictly as she is and where she is at the time of delivery without any warranty or guarantee of condition, fitness for purpose or similar type of condition warranty and without any recourse to or representation or warranty from the Owners. The Charterers hereby acknowledge and agree that the Owners make no representation or warranty, express or implied (and whether by statute or otherwise) as to the seaworthiness, merchantability, condition, design, operation, performance, capacity or fitness for use or as to the eligibility of the Vessel for any particular trade or otherwise (collectively referred to as the “Vessel’s Conditions” including those conditions in respect of any belongings to the Vessel). The Charterers waive all their rights to claim to the Owners on any legal grounds whatsoever in respect of the Vessel’s Conditions.

(d) Unless the parties hereto otherwise agree in writing, if the MOA is cancelled, terminated or rescinded for any reason whatsoever this Charter shall terminate automatically without any liability between the parties hereunder.

(e) It is acknowledged that the Charterers or Scorpio Ultramax Pool Ltd at the time of delivery of the Vessel hereunder, own any bunkers, unused lubricating and hydraulic oils and greases in storage tanks and unopened drums and unused stores and provisions (hereinafter referred to as “Remaining Bunkers and Supplies”) remaining on board the Vessel on the Delivery Date and thereby the Owners and the Charterers will not settle Remaining Bunkers and Supplies at the time of delivery of the Vessel hereunder.

33. Charter Period

Subject always to the provisions hereto, the period of the chartering of the Vessel hereunder (hereinafter referred to as the “Charter Period”) shall be five (5) years commencing on the Delivery Date, provided always that the chartering of the Vessel hereunder may be terminated pursuant to Clauses 28, 34, 35 or otherwise.

34. Insurance, Total Loss and Compulsory Acquisition

(a)
For the purposes of this Charter, the term “Total Loss” shall mean any actual or constructive or compromised or agreed or arranged total loss of the Vessel including any such total loss as may arise during a Requisition for Hire.

(b)	The Charterers undertake with the Owners that throughout the Charter Period:

(i)
without prejudice to the Charterers’ obligations under Clause 13 hereof, they (the Charterers) shall keep the Vessel insured on the basis of the London Underwriters “Institute Time Clause-Hull” and “Institute War and Strikes Clauses” as amended, or on such similar terms as shall be reasonably acceptable to the Owners and the Mortgagee with such insurers (including Hull & Machinery, War Risk and P&I associations) as shall be reasonably acceptable to the Owners with deductibles reasonably acceptable to the Owners and that any P&I association which is a member of the International Group of P&I Clubs and current H&M and/or any H&M underwriters with a Standard & Poor’s security rating equal or higher than A - and/or A.M. Best equal or higher than B+ underwriters shall be deemed to be pre-approved (it being agreed and understood by the Charterers that there shall be no element of self-insurance or insurance through captive insurance companies without the prior written consent of the Owners). The Charterers agree that the Owners shall be assured as the co-assured in such insurances;

(ii)
the policies in respect of the insurances against fire and usual marine risks and the policies or entries in respect of the insurances against war risks shall, in each case, be endorsed to the effect that payment of a claim for a Total Loss shall be made to the Owners (or the Mortgagees as assignees thereof) (who shall upon the receipt thereof apply the same in the manner described in Clause 34(e) hereof);

(iii)	upon request the Charterers shall procure that duplicates of all cover notes, policies and certificates of entry shall be furnished to the Owners for their custody;

(iv)	the Charterers shall procure that the insurers and the war risk and protection and indemnity associations with which the Vessel is entered shall:

(A)
furnish the Owners and the Mortgagee with a letter or letter of undertaking in such form having regard to general insurance market practice as may from time to time be reasonably required by the Owners; and

(B)	supply to the Owners such information in relation to the insurances effected, or to be effected, with them as the Owners may from time to time require; and

(v)
the Charterers shall procure that the policies, entries or other instruments evidencing the insurances are endorsed to the effect that the insurers shall give to the Owners not less than fourteen (14) days prior written notification of any amendment, suspension, cancellation or termination of the insurances, unless subject to any automatic termination/cancellation of cover provisions in the relevant insurances, in which event, if such insurances are automatically terminated/cancelled, the Owners shall be advised promptly and Charterers shall immediately procure re-instatement or replacement insurances of those terminated/cancelled insurances.

(c)
Notwithstanding anything to the contrary contained in Clause 13 and any other provisions hereof, the Vessel shall be kept insured during the Charter Period in respect of marine and war risks on hull and machinery basis (including increased value if applicable) for not less than the amounts specified in column (b) of the table set out below in respect of the one-year period during the Charter Period specified in column (a) (on the assumption that the first such period commences on the Delivery Date) against such amount (hereinafter referred to as the “Minimum Insured Value”):

Minimum Insured Value

The Minimum Insured Value shall be 110% of the USD 19,000,000 amount from the first (1) year to the end of the third (3) year without any de-escalation.
(a) (b)
Year Minimum Insured Value
1st USD 20,900,000
2nd USD 20,900,000
3rd USD 20,900,000

And after the fourth (4) year, value as follows;
(a) (b)
Year Minimum Insured Value
4th USD 16,118,300
5th USD 14,505,700

or 110% of the market value of the Vessel as between a willing seller and a willing buyer in charter-free condition (the “Market Value”) at the applicable time. If Owners consider the Market Value to be higher than the Minimum Insured Value set out in column (b) above, but the Charterers have not increased the insured value but still followed the Minimum Insured Value set out in column (b) above, then the Owners may, unless the parties agree on the Market Value, request the Charterers to obtain a valuation of the Market Value of the Vessel from Clarksons Shipbrokers, Arrow Valuations or Braemar ACM Shipbroking or another reputable shipbroker agreed upon between the Owners and the Charterers. If the Market Value as determined by the appointed shipbrokers is lower or equal to the Minimum Insured Value at the material time, such shipbrokers’ costs of valuation shall be borne by the Owners. If the Market Value as determined by the appointed shipbrokers is higher than the Minimum Insured Value at the material time, such shipbrokers’ costs of valuation shall be borne by the Charterers, who shall also arrange for the necessary amendment of relevant insurances.

(d)	If the Vessel becomes a Total Loss or becomes subject to Compulsory Acquisition the chartering of the Vessel to the Charterers hereunder shall cease and the Charterers shall:

(i)
immediately pay to the Owners all hire, and any other amounts, which have fallen due for payment under this Charter and have not been paid as at up to the date on which the Total Loss or Compulsory Acquisition occurred as described below (the “Date of Loss”) together with interest thereon as set out in Clause 11(f) and shall cease to be under any liability to pay any hire or any other amounts, thereafter becoming due and payable under this Charter. All hire and any other amounts prepaid by the Charterers relating to the period after the Date of Loss shall be forthwith refunded by the Owners and any hire paid in advance to be adjusted/reimbursed;

(ii)	For the purpose of ascertaining the Date of Loss:

(A)
an actual total loss of the Vessel shall be deemed to have occurred at noon (London time) on the actual date the Vessel was lost but in the event of the date of the loss being unknown the actual total loss shall be deemed to have occurred at noon (London time) on the date on which it is acknowledged by the insurers to have occurred;

(B)
a constructive, compromised, agreed, or arranged total loss of the Vessel shall be deemed to have occurred at noon (London time) on the date that notice claiming such a total loss of the Vessel is given to the insurers, or, if the insurers do not admit such a claim, at the date and time at which a total loss is subsequently admitted by the insurers or the date and time adjudged by a competent court of law or arbitration tribunal to have occurred. Either the Owners or, with the prior written consent of the Owners (such consent not to be unreasonably withheld), the Charterers shall be entitled to give notice claiming a constructive total lose but prior to the giving of such notice there shall be consultation between the Charterers and the Owners and the party proposing to give such notice shall be supplied with all such information as such party may request; and

(C)	Compulsory Acquisition shall be deemed to have occurred at the time of occurrence of the relevant circumstances described in Clause 25(b) hereof.

(e)
All moneys payable under the insurance effected by the Charterers pursuant to Clauses 13 and 34, or other compensation, in respect of a Total Loss or pursuant to Compulsory Acquisition of the Vessel shall be received in full by the Owners (or the Mortgagees as assignees thereof) and applied by the Owners (or, as the case may be, the Mortgagees):

FIRSTLY, in payment of all the Owners’ or the Charterers’ costs incidental to the collection thereof,

SECONDLY, in or towards payment to the Owners (to the extent that the Owners have not already received the same in full) of a sum equal the aggregate of the Minimum Insured Value and all interest thereon pursuant to Clause 34(e) hereof,

THIRDLY, in payment of any surplus to the Charterers by way of compensation for early termination.

(f)
In respect of partial losses, any payment by the Underwriters not exceeding USD 500,000 shall be paid directly to the Charterers who shall apply the same to effect the repairs in respect of which payment is made. Any moneys in excess of USD 500,000 payable under such insurance other than Total Loss shall be paid to the Charterers subject to the prior written consent of the Owners but such consent shall not be unreasonably withheld. In the absence of such prior written consent the money shall be paid to the Owners and/or the Mortgagee.

(g)
The provisions of Clauses 13 and 34 hereof shall not apply in any way to the proceeds of any additional insurance cover effected by the Owners and / or the Charterers for their own account and benefit.

35. Charterers’ option to purchase the Vessel

35.1
The Charterers have the option (hereinafter the “Purchase Option”) to purchase the Vessel at any time during the Charter Period, starting from the 3rd Delivery Date anniversary date and until the end of the 5th year of the Charter Period, at following prices to be calculated on a pro rata basis based on the date declared by the Charterers in accordance with Clause 35.2 hereof (hereinafter the “Purchase Option Price”):

(i)	at a price of USD 16,950,000.- at the end of year 3 of this Charter;

(ii)	at a price of USD 15,050,000.- at the end of year 4 of this Charter; and

(iii)	at a price of USD 13,150,000.- at the end of year 5 of this Charter.

The Purchase Option Price to be paid to the Owners upon delivery of the Vessel under the Redelivery MOA shall be the following:

The Purchase Option Price = A - [ (A-B) / 365 x C]

Where:
A: the amount indicated above at the end of the Charter year immediately prior to the applicable delivery date under the Redelivery MOA

B: the amount indicated above at the end of the Charter year when delivery under the Redelivery MOA is to occur
C: the actual number of days lasting from the commencement of the Charter year in which the delivery date under the Redelivery MOA is to occur.

35.2
The Charterers shall declare the Purchase Option by giving to the Owners a minimum of one hundred twenty (120) days prior written notice of their option to exercise to Purchase Option. The Redelivery MOA shall only become effective upon Charterers giving notice in accordance with the provisions of this Clause 35.2.

35.3	The full amount of the Purchase Option Price shall be paid to the Owners’ nominated account upon delivery of the Vessel in accordance with the Redelivery MOA.

35.4
Should the Vessel become a Total Loss between the time when the Purchase Option has been exercised by the Charterers and the proposed transfer date, then this Clause 35 shall cease to apply and Clause 34 shall apply instead.

35.5
This Charter and all further rights and obligations of the parties hereunder shall terminate upon the Vessel being delivered to the buyer under the Redelivery MOA (as evidenced by a signed and timed protocol of delivery and acceptance).

35.6	For the avoidance of doubt, the Purchace Option Price includes the value of any belongings to the Vessel at the time of delivery under the Redelivery MOA.

36. Mortgage, notice and quiet enjoyment letter

36.1 The Charterers agree that the Owners shall be entitled at any time following the issuance of a quiet enjoyment letter pursuant to Clause 36.2 to grant to The Iyo Bank, Ltd. (the “Mortgagee”), a first ranking mortgage on the Vessel, such security to be on terms agreed between the Owners and the Mortgagee.

36.2 The Owners undertake to procure that the Mortgagee will issue in favour of the Charterers a relevant quiet enjoyment letter in the form set out in Appendix A hereto prior to granting a mortgage to the Mortgagee.

36.3 The Charterers shall place and maintain in a conspicuous place in the navigation room and in the cabin of the Master of the Vessel a printed notice in the following form:

NOTICE OF MORTGAGE

“This vessel is subject to a First Preferred Mortgage made by MAC LIR CORPORATION as owner, to The Iyo Bank, Ltd., as mortgagee, pursuant to the provisions of Chapter 3 of the Marshall Islands Maritime Act of 1990 as amended. Under the terms of the said Mortgage, neither the above owner, nor any charterer nor the Master of this Vessel has any power, right or authority whatever to create, incur or permit to be imposed on this Vessel any lien or encumbrance except for crew's wages and salvage”.

37. Assignment and Performance Guarantee

37.1	This Charter shall be binding upon and enure for the benefit of the Owners and the Charterers and their respective successors and permitted assigns.

37.2	The Owners shall not be entitled to assign or transfer any of their rights or obligations under this Charter including Performance Guarantee, unless with the prior written consent of the Charterers, except to (for assignment purposes only, but including assignments of the Owners’ hull and machinery, war risks and P&I insurances in respect of the Vessel) the Mortgagee. The obligations of the Charterers under any assignment of insurances in respect of the Vessel by the Owners or otherwise shall be limited to (i) confirming receipt of any notice of assignment received by the Charterers and (ii) sending such notice to the relevant insurer/underwriter and club/association in respect of the aforementioned hull and machinery, war risks and P&I insurances. The Charterers consent to the Owners’ entering into the assignment of this Charter with the Mortgagee under the standard industry terms and further undertake to acknowledge receipt of the notice of such assignment from the Owners to the Mortgagee. Any assignment or transfer by the Owners under this Clause shall be effected without varying any of the rights of the Charterers under this Charter.

37.3
Any and all performances of the Charterers hereunder shall be unconditionally and irrevocably guaranteed by Scorpio Bulkers Inc. (the “Charterers’ Guarantor”) in the form set out in Appendix B which shall be satisfactory to the Owners and the Charterers’ Guarantor.

38. Charterers’ disclosure

38.1
Upon Owners reasonable request Charterers during the Charter Period, (i) shall inform the position and voyage details of the Vessel and other relevant information (including but not limited to the name of the sub-charterers and the managers of the Vessel) in a manner satisfactory to the Owners and however no more than three (3) times during the Charter Period; and (ii) provide a copy of relevant documents of compliance (DOC) and safety management certificate (SMC) of ISM code to the Owners which shall be procured and complied with by the Charterers and the “Company” (as defined by the ISM code and so defined in this Charter) at expense, cost and time of the Charterers during the Charter Period.

38.2	The Owners are entitled to inspect copies of the Vessel's logs and records subject to a prior written notice from the Owners at any reasonable time.

39. Compliance and Sanctions

39.1 Owners’ Compliance

(a)
The Owners warrant that they have not breached or are not violation of any sanctions regime imposed by the UN and/or the US and/or the EU and/or the U.K. involving countries amongst others, Iran, Syria, Cuba, as of the time of the execution hereof.

(b)
Should the Owner appear on the OFAC/SDN list of the U.S. Department of the Treasury before delivery of the Vessel hereunder, then the Owners will be in default and the Charter will automatically and without any further action be terminated. In such case, the Charterers will be entitled to claim any and all reasonable costs, expenses and damages incurred together with interest.

39.2 Charterers’ Compliance

(a)
The Charterers warrant neither they nor the Vessel nor the intended managers of the Vessel (“Forthcoming Vessel Managers”) has breached or is in violation of any sanctions regime imposed by the UN and/or the US and/or the EU and/or the U.K. involving countries but not limited to, Iran, Syria, Cuba, as of the time of the execution hereof.

(b)
Should the Charterers and/or the Vessel and/or the Forthcoming Vessel Managers breach Clause 39.2 (a) hereof and/or appear on the OFAC/SDN list of the U.S. Department of the Treasury before delivery of the Vessel hereunder, then the Charterers will be in default and the Charter will automatically and without any further action be terminated. In such case, the Owners shall be entitled to claim any and all reasonable costs, expenses and damages incurred together with interest.

40. Communication

40.1
Except as otherwise provided for in this Charter, all notices or other communications under or in respect of this Charter to either party hereto shall be in writing and shall be made or given to such party at the address, or e-mail address appearing below (or at such other address, or e-mail address as such party may hereafter specify for such purposes to the other by notice in writing):

(a)	if to the Owners at:

MAC LIR CORPORATION
2-6-20, Chidori, Araicho, Takaasgo, Hyogo 676-004, Japan
Tel: +81-79-442-1521
Fax: +81-79-442-0637
Email: n-nakai@yanagida.co.jp

(ii)    if to the Charterers at:
SBI Echo Shipping Company Limited
c/o Scorpio Bulkers Inc.
‘Le Millenium’, 9 Boulevard Charles III
98000 Monaco
Att: Legal Department
Tel: +337-9798-5700
Fax: +337-9777-8346
Email: legal@scorpiogroup.net

or letter shall be deemed to be received upon receipt by the addressee of such communication. Email shall be deemed to be delivered if no failure notice or non-delivery notice is received by the sender of such email within twenty-four (24) hours of sending the relevant email or a delivery receipt message is received by the sender in respect of the relevant email.

40.2
A written notice includes a notice by e-mail. A notice or other communication received on a non-working day or after business hours in the place of receipt shall be deemed to be served on the next following working day in such place. Subject always to the foregoing sentence, any communication by personal delivery or letter shall be deemed to be received on delivery to the addressee of such communication, any communication by e-mail shall be deemed to be received upon receipt of the transmission by the addressee in fully legible form and any communication by facsimile shall be deemed to be received upon appropriate acknowledgment by the addressee’s receiving equipment.

40.3	All communications and documents delivered pursuant to or otherwise relating to this Charter shall either be in English or accompanied by a certified English translation.

41. Confidentiality
This Charter including all negotiations, fixtures and written correspondence shall remain strictly confidential between the Owners, the Charterers, the Mortgagee and other relevant parties such as insurance companies in respect of the Vessel.

The provisions of this Charter, and all related documents and negotiations, fixtures and written correspondence are strictly private and conଁdential between the Charterers, the Owners, the Owners’ financiers/banks and each party will use all reasonable efforts to ensure that no disclosure relating to any of the foregoing will be made or issued by or on behalf of any party to this Charter provided that:

(a)
each party may make disclosures with respect to this Charter with the express prior written consent of the other Party and in such case the parties hereto will agree in advance the terms and publication dates of any press announcements.

and

(b) each party may make appropriate disclosures on a need to know basis and subject to similar disclosure restrictions to their respective shareholders or prospective shareholders, bankers or other financiers, or professional advisors, or as necessary to rating agencies, or as required by the rules or regulations of any applicable stock exchange or similar body (whether or not having the force of law), or as required by any court order or applicable law, rule or regulation.

42. Expenses and Taxes

Any annual tonnage tax that relates to the registration of the Vessel with the Marshall Islands shall be paid by the Charterers throughout the Charter Period.
Any and all reasonable and documented legal fees for documentations relating to MOA and the Charter including any addenda, schedule or appendix whatsoever thereto shall be paid by the Charterer promptly against the invoice, throughout the Charter Period.
Any annual corporate tax which is or will be imposed to the Owners shall be paid by the Owners throughout the Charter Period.

43.	Miscellaneous

43.1
No failure or delay on the part of either party hereto to exercise any power, right or remedy under this Charter shall operate or be interpreted as a waiver hereof or thereof, nor shall any single or partial exercise by a party hereto of any power, right or remedy preclude any other or further exercise hereof or thereof or the exercise of any other power, right or remedy by such party. No waiver by either party of any of the terms and conditions of this Charter shall be binding unless it is made in writing and delivered to the other party. Any such waiver shall relate only to such matter, non-compliance or breach as it expressly relates to and shall not apply to any subsequent or other matter, non-compliance or breach. In addition, any such waiver may be given subject to any conditions thought fit by the relevant party granting the same.

43.2
Any amendment of any provision of this Charter shall only be effective if the Owners and the Charterers so agree in writing. Any consent by the Owners under this Charter must be made in writing. In addition, any such waiver or consent may be given subject to any conditions thought fit by the relevant party granting the same.

43.3	The remedies provided in this Charter are cumulative and are not exclusive of any remedies provided by law.

43.4
If any provision of this Charter is prohibited or unenforceable in any jurisdiction such prohibition or unenforceability shall not invalidate the remaining provisions hereof or affect the validity or enforceability of such provision in any other jurisdiction.

43.5
This Charter may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any party hereto may execute this Charter by signing any such counterpart.

43.6	Any person who is not a party to this Charter shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

43.7
In the event of any inconsistency in the terms set out in Part I and Part II of this Charter and the Additional Clauses (i.e. Clauses 32 to 44) of this Charter, then the terms of the Additional Clauses shall prevail.

44. Designated Entities

44.1
The provisions of this clause shall apply in relation to any sanction, prohibition or restriction imposed on any specified persons, entities or bodies including the designation of specified vessels or fleets under United Nations Resolutions or trade or economic sanctions, laws or regulations of the European Union or the United States of America.

44.2
The Owners and the Charterers respectively warrant for themselves that at the date of this fixture and throughout the duration of this Charter they are not subject to any of the sanctions, prohibitions, restrictions or designation which prohibit or render unlawful any performance under this Charter or any sublet or any Bills of Lading.

44.3
If at any time during the performance of this Charter either party becomes aware that the other party is in breach of warranty as aforesaid, the party not in breach shall comply with the laws and regulations of any Government to which that party or the Vessel is subject, and follow any orders or directions which may be given by anybody acting with powers to compel compliance, including where applicable the Owners’ flag State. In the absence of any such orders, directions, laws or regulations, the party not in breach may, in its option, terminate the Charter forthwith or, if cargo is on board, direct the Vessel to any safe port of that party’s choice and there discharge the cargo or part thereof.

44.4	If, in compliance with the provisions of this Clause, anything is done or is not done, such shall not be deemed a deviation but shall be considered due fulfilment of this Charter.

44.5
Notwithstanding anything in this Clause to the contrary, the Owners or the Charterers shall not be required to do anything which constitutes a violation of the laws and regulations of any State to which either of them is subject.

44.6
The Owners or the Charterers shall be liable to indemnify the other party against any and all claims, losses, damage, costs and fines whatsoever suffered by the other party resulting from any breach of warranty as aforesaid.

IN WITNESS HEREOF the Owners and the Charterers have signed and executed TWO
COPIES of this Agreement the day and year first written.

For the Owners:	For the Charterers:

MAC LIR CORPORATION	SBI Echo Shipping Company Limited

/s/ Nuinosuke Nakai__________________	/s/ Hugh Baker_________________________

Name: Nuinosuke Nakai	Name: Hugh Baker

Title: Director (President)	Title: Director

List of Appendices:

Appendix A:	Quiet Enjoyment Letter
Appendix B:     Form of Performance Guarantees
Appendix C:     Redelivery MOA

PERFORMANCE GUARANTEE with respect to the MOA and the Charterparty

To:	MAR LIR CORPORATION (the “Buyers”)

Re:
m/v SBI Echo, IMO 9714692 (the “Vessel”) (i) a Memorandum of Agreement dated ___ July 2018 entered into between SBI Echo Shipping Company Limited (the “Sellers”), as sellers and the Buyers, as buyers (as amended, restated, supplemented or otherwise thereto, hereinafter referred to as the “MOA”) and (ii) a Bareboat Charterparty dated ___ July 2018 entered into between the Buyers, as owners and the Sellers, as charterers (as amended, restated, supplemented or otherwise modiଁed from time to time, including all appendices, exhibits and schedules thereto, hereinafter referred to as the “Charterparty”).

In consideration of the payment of the sum of USD 1 (United States Dollars One) the receipt and sufficiency of which we hereby acknowledge, we SCORPIO BULKERS INC., incorporated under the laws of the Marshall Islands with registered address at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, MH 96960, Marshall Islands hereby agree as follows:

1.
Unconditionally and irrevocably guarantee the due, punctual and faithful performance by the Sellers of any and all terms, provisions, conditions, obligations and agreements as sellers under the MOA and as charterers under the Charterparty. It is also guaranteed by us that any payment by us under this guarantee shall be made within four (4) banking days (Monaco, London, New York, the Netherlands, Tokyo) following your written demand to the address specified in paragraph 3 below, attesting that Sellers have failed without legitimate reason to perform any obligation (payment obligation or otherwise) under the MOA and/or the Charterparty.

2.
This guarantee automatically expires and becomes null and void at the earliest of (a) termination of the MOA and/or the Charterparty arising out of in connection with any Buyers’ default, (b) redelivery of the Vessel to the Buyers under the Charterparty (except where there is a Sellers’ default under the Charterparty in which case this guarantee shall survive until Sellers’ obligations to the Buyers under the Charterparty are discharged) or (c) such date when Sellers’ obligations as sellers under the MOA and as charterers under the Charterparty are discharged.

3.
Any demand for payment or otherwise made under paragraph 1 above shall be addressed as follows: Scorpio Bulkers Inc., “Le Millenium”, 9 Boulevard Charles III, 98000 Monaco Attention: Legal Department, E-mail: legal@scorpiogroup.net.

4.
We represent and warrant to you that we are duly incorporated and validly existing under the laws of the Marshall Islands, that we have the power to conduct our business as it is now carried on and that this guarantee constitutes valid and legally binding and enforceable obligations on ourselves and it will be the case throughout the continuance of this guarantee.

5.	This guarantee shall not be affected by amendment or waiver of the MOA, the Charterparty or the insolvency, bankruptcy or similar proceedings in respect of the Sellers and/or us.

6.
If any provision of this guarantee is prohibited or unenforceable in any jurisdiction such prohibition or unenforceability shall not invalidate the remaining provisions hereof or affect the validity or enforceability of such provision in any other jurisdiction.

This guarantee shall in all respects be governed by and construed and take effect according to English law and the parties hereto agree that all claims or disputes arising out of or in connection with this guarantee shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof save to the extent necessary to give effect to the provisions of this Clause.
Yours faithfully,

For and on behalf of SCORPIO BULKERS INC.

By: __/s/ Hugh Baker______________________
Name: Hugh Baker
Title: Chief Financial Officer
Date: 6 July 2018